UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 20, 2006 (November 14, 2006)

Avis Budget Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10308	06-0918165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Sylvan Way Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 496-4700
(Registrant's telephone number, including area code)

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 14, 2006, we entered into employment agreements with F. Robert Salerno, our President and Chief Operating Officer, and David B. Wyshner, our Executive Vice President, Chief Financial Officer and Treasurer.

The employment agreements have a term ending on the third anniversary of the effective date; provided, that such term will automatically extend for one additional year unless we or the applicable executive provides notice to the other party of non-renewal at least six months prior to such third anniversary.

Mr. Salerno

In addition to providing for a minimum base salary of $700,000 and employee benefit plans generally available to our executive officers, Mr. Salerno’s agreement provides for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or Compensation Committee. Mr. Salerno’s agreement provides that if his employment with us is terminated by us without “cause” or due to a “constructive discharge” (each term as defined in Mr. Salerno’s agreement), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Salerno’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after July 28, 2006 will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards). The employment agreement provides Mr. Salerno with the right to claim a constructive discharge if, among other things, he is not the Chief Executive Officer following a “corporate transaction” (as such term is defined in Mr. Salerno’s employment agreement). Mr. Salerno’s agreement will provide for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Salerno’s employment with us.

Mr. Wyshner

In addition to providing for a minimum base salary of $525,000 and employee benefit plans generally available to our executive officers, Mr. Wyshner’s agreement provides for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or Compensation Committee. Mr. Wyshner’s agreement provides that if his employment with us is terminated by us without “cause” or due to a “constructive discharge” (each term as defined in Mr. Wyshner’s agreement), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Wyshner’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after July 28, 2006 will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards). The employment agreement provides Mr. Wyshner with the right to claim a constructive discharge if, among other things, he is not the most senior financial officer of the Company or there occurs a "corporate transaction" (as such term is defined in Mr. Wyshner’s employment agreement). Mr. Wyshner’s agreement will provide for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Wyshner’s employment with us.

The above summaries are qualified in their entirety by the employment agreement between Avis Budget Group and Mr. Salerno and the employment agreement between Avis Budget Group and Mr. Wyshner, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description
10.1	Employment Agreement with F. Robert Salerno
10.2	Employment Agreement with David B. Wyshner

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIS BUDGET GROUP, INC.
By:	/s/ Jean M. Sera
Jean M. Sera Senior Vice President and Secretary

Date: November 20, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement with F. Robert Salerno
10.2	Employment Agreement with David B. Wyshner